Exhibit 99.1

ASTROTECH REPORTS FISCAL YEAR 2019 FINANCIAL RESULTS

Austin, Texas – September 27, 2019 – Astrotech Corporation (NASDAQ: ASTC) reported its financial results for the fourth quarter and fiscal year ended June 30, 2019.

Astrotech’s 1st Detect subsidiary continues to generate interest following its official launch of the TRACER 1000™ explosives trace detector (ETD) on June 26, 2019, due to its advantages over current generation ETDs, including:

•	A virtually unlimited detection library – today’s ETDs can only detect a very limited number of compounds;
•	A near-zero false alarm rate – today’s ETDs are fraught with false positives caused by common household compounds;
•	A near 100% uptime – today’s ETDs have lengthy calibrations and bake-outs, often unprompted, at the most inopportune times.

“Fiscal 2019 was an excellent year in terms of product development and endorsement,” stated Thomas B. Pickens III, Chairman and CEO of Astrotech. “Development of the TRACER 1000 is now essentially complete as we shifted our focus toward certification testing in the airport market and achieved European Civil Aviation Conference (ECAC) certification for both checkpoint and cargo earlier in the year. It has also given us the opportunity to explore other market opportunities with our versatile core technology and we have found a significant opportunity in the agriculture market. We recently launched the AG-LAB-1000™, which is uniquely capable of solving a significant pain point, specifically in the hemp and cannabis market,” concluded Pickens.

On September 20, 2019, Astrotech announced that it launched Agriculture Technology Corporation (AG-TECH) and the AG-LAB-1000 series of mass spectrometers to address the needs of the agriculture market. The Company believes that pesticide detection continues to be a major issue for farmers, especially in the hemp and cannabis market where certain pesticides turn into cyanide and other harmful toxic and carcinogenic compounds when smoked. Jurisdictions where hemp and cannabis are legal are therefore increasingly requiring sophisticated trace detection analysis to ensure products do not contain illegal levels of certain pesticides. This analysis can take 5-8 days before results are available. While awaiting results, additional batches processed using the same equipment become contaminated, leading to potentially millions of dollars of wasted product. We believe that no other product currently exists on the market that can detect these pesticides in real-time like the AG-LAB-1000.

Financial Highlights

Management continues efforts to optimize our resources while reducing cost and adding financial flexibility.

•	Net loss decreased by 43.2% for the fiscal year ended June 30, 2019, compared to the fiscal year ended June 30, 2018, due to an ongoing emphasis on optimizing our resources.
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Monthly cash burn for fiscal year 2019 was reduced to just over $700 thousand, a 21.4% reduction from our run rate in fiscal year 2018. Further, this represents a 36.4% decrease from the end of fiscal year 2016, when such cost cutting measures began.

•	In April 2019, Astrotech completed a $2 million private investment from its Chairman and CEO and another long-term investor.
•	In September 2019, Astrotech completed an additional investment from its Chairman and CEO of a $1.5 million term note.

About Astrotech

Astrotech (NASDAQ: ASTC) is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value. 1st Detect develops, manufactures, and sells chemical analyzers for use in the security and detection market. AG-TECH develops, manufactures, and sells trace detectors for use in the agriculture market. Astral Images sells film-to-digital image enhancement, defect removal, color correction, and post processing software, providing economically feasible conversion of film to the new 4K ultra-high definition (UHD), high-dynamic range (HDR) format. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the Company’s use of proceeds from the private placement transaction, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K for the fiscal year ended June 30, 2018. Any forward-looking statements in this document should be evaluated in light of these important risk factors. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to update these forward-looking statements.

Company Contact: Eric Stober, Chief Financial Officer, Astrotech Corporation, (512) 485-9530

Tables follow

ASTROTECH CORPORATION

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

	June 30,
	2019	2018
Revenue	$127	$86
Cost of revenue	90	36
Gross profit	37	50
Operating expenses:
Selling, general and administrative	4,876	5,629
Research and development	3,578	6,065
Loss on impairment of long-lived assets	—	1,693
Total operating expenses	8,454	13,387
Loss from operations	(8,417)	(13,337)
Interest and other income, net	25	86
Loss from operations before income taxes	(8,392)	(13,251)
Income tax benefit	858	—
Net loss	$(7,534)	$(13,251)
Weighted average common shares outstanding:
Basic and diluted	4,940	4,061
Basic and diluted net loss per common share:
Net loss	$(1.53)	$(3.26)
Other comprehensive loss, net of tax:
Net loss	$(7,534)	$(13,251)
Available-for-sale securities
Net unrealized losses, net of zero tax expense	—	(94)
Reclassification adjustment for realized losses included in net loss, net of zero tax expense	31	124
Total comprehensive loss	$(7,503)	$(13,221)

ASTROTECH CORPORATION

Consolidated Balance Sheets

(In thousands, except share data)

	June 30,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$1,588	$552
Short-term investments	—	3,551
Accounts receivable	3	12
Inventory:
Raw materials, net	150	7
Work-in-process	181	—
Income tax receivable	429	—
Prepaid expenses and other current assets	371	154
Total current assets	2,722	4,276
Property and equipment, net	469	733
Long-term investments	—	50
Long-term tax receivable	429	—
Other assets	72	81
Total assets	$3,692	$5,140
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$160	$112
Payroll related accruals	319	412
Accrued expenses and other liabilities	357	434
Income tax payable	2	2
Total current liabilities	838	960
Other liabilities	146	188
Total liabilities	984	1,148
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 2,500,000 shares authorized; 280,898 and no shares of Series C and 280,898 and no shares of Series D issued and outstanding at June 30, 2019 and 2018, respectively	—	—
Common stock, $0.001 par value, 15,000,000 shares authorized; 6,184,698 and 4,496,873 shares issued at June 30, 2019 and 2018, respectively; 5,775,171 and 4,097,346 shares outstanding at June 30, 2019 and 2018, respectively	190,571	190,570
Treasury stock, 399,916 and 399,527 shares at cost at June 30, 2019 and 2018, respectively	(4,129)	(4,128)
Additional paid-in capital	7,964	1,745
Accumulated deficit	(191,698)	(184,164)
Accumulated other comprehensive loss	—	(31)
Total stockholders’ equity	2,708	3,992
Total liabilities and stockholders’ equity	$3,692	$5,140